Exhibit 99.2

Statement of Jim Hartman, CEO, Mark Kraus, Chief Technology Officer and Jim Mellor
Senior Vice President of Sales and Marketing

Enpath Medical, Inc.

April 21, 2005

Welcome to the Enpath Medical first quarter, 2005 conference call.  Thank you for joining us today.  I am Jim Hartman, Chairman and Chief Executive Officer of Enpath Medical.  My comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today.  You should read our press release issued this morning and our SEC filings, specifically our 2004 Annual Report on Form 10-K filed in March 2005, for a listing of some of the factors that could cause results to differ materially.

Joining me on the call today is Mark Kraus, Senior Vice President and Chief Technology Officer and Jim Mellor, Senior Vice President of Sales and Marketing.

During my remarks today I will highlight certain aspects of our first quarter financial results, Mark and Jim will review the key market and product opportunities we see in our future, and then I will provide our outlook for the upcoming quarter and remainder of the year.  Following these remarks, we will open the call to your questions.

First quarter revenues were $6.6 million, compared to $7.3 million in the first quarter of 2004, a 9% decrease.  Sales of Delivery Systems products increased just slightly to $4.9 million in the first quarter, when compared to the previous year.  Sales of our core introducer product line increased from $3.75 million to $4.05 million.  Sales of advanced delivery components and kits to Medtronic in support of its Cardiac Re-Synchronization Therapy decreased $500,000 in the quarter as the previously announced transition of that product line from our facility to

Medtronic’s continued.  Orders for these products are higher in the second quarter and we expect continued volatility in the order patterns as this transition continues.  Contract manufacturing and engineering services revenue increased $250,000 in the quarter reflecting the high level of activity related to our advanced steerable introducer development projects.

Sales of our Lead Technologies products declined 29% when compared to the first quarter of 2004 but were comparable to quarterly sales experienced in the most recent three quarters.  The inventory overstocking issue we’ve been dealing with over this past year continued into the first quarter but recent sales forecasts would indicate that this situation is beginning to rectify itself.  We also discontinued a significant revenue contract manufacturing project in the second quarter of 2004 because the margins were unacceptable and because the project was inconsistent with our product focus.  We received European approval for the Myopore Rx for one of our partners in March 2005, and shipped the initial orders in April.

Gross margins for the Company declined from 37.9% in 2004 to 35.8% in this quarter.  Gross margins for the Delivery Systems product line were 41.5% compared to 46.3% a year ago resulting primarily from the loss of the high margin advanced delivery products.  We are also experiencing an additional decline in margin as we incur ramp-up costs associated with developing production capabilities for advanced steerable introducer manufacturing.

Gross margins for the Lead Technologies product line remain at about 20%.  We simply have too much fixed overhead at this facility to spread over the current sales level.  While I expect to see improvement in these margins as sales begin to accelerate, it is unlikely we will attain levels approaching the delivery systems product line until we are in full scale production on the Myopore Rx and FasTac Flex.

Our research and development expenditures increased 31% to nearly $1.4 million or 21% of sales compared to $1.05 million in 2004 or 14% of sales.  A significant portion of our increased research and development expenditures centers around the use of consultant advisors to respond to the various issues being raised by the FDA in our application for marketing clearance on the Myopore Rx.  In addition we incurred significant expenses enhancing the design of the FasTac Flex to make it more robust.  While the improved product will be available for sale in the US by early May 2005, our distribution partners are uncertain as to their timing of the launch of the Fastac Flex in light of the Myopore Rx FDA situation.  Jim Mellor will talk more about the status of these products in a moment.  We also incurred significant R & D costs in providing clinical use product for a number of our steerable introducer customers.  Because we are still developing full scale production processes for these sophisticated products, we are manually manufacturing the evaluation units for our customers, which is accordingly resulting in higher labor costs and lower yields.  In most cases we absorb those costs as part of our responsibility in the development process.

Our selling, general and administrative costs increased 14% over the previous year.  The first quarter is the most costly administrative time of the year with the annual audit as well as SEC and stockholder reporting requirements.  Our continued effort to comply with new governance and disclosure requirements as well as some one time costs related to employee recruitment and contract negotiation activities also added to first quarter administrative costs.

We currently have approximately $500,000 borrowed on our line of credit.  The bank recently increased our line to $4 million from $3 million and renewed the line to April 2006. We made our final contingent payment to BIOMEC Inc. on March 31, 2005 related to the acquisition of BIOMEC Cardiovascular in October 2003.  The amount was $489,000 and consisted of approximately $98,000 in cash and 34,000 shares of stock.

Now I’d like to turn the presentation over to Mark and Jim to update you on their development projects and the market opportunities those new products will be addressing.  First Mark Kraus, our Chief Technology Officer:

Thanks Jim.  The two initial target markets for our proprietary steerable catheters are the treatment of Atrial Fibrillation or AFib, and Carotid Artery Stenting.  For the AFib application, our steerable catheters will be used to deliver the ablation catheter into the left atrium of the heart.  The ablation catheter is then used to ablate or destroy an area of heart tissue that is causing abnormal heart rhythm.  Once in the left side of the heart, the steerability function of our catheter will enable the treating physician to direct the ablation catheter at each pulmonary vein and other anatomical landmarks in the heart so that the ablation therapy can be conducted.

There are approximately five million people with AFib around the world with roughly 160,000 new cases diagnosed each year.  Because there are no currently approved ablation devices for this procedure, only 20,000 AFib ablations are performed each year using devices on an off-label basis.  We expect that once ablation therapies are approved, the number of procedures would increase to over 100,000 annually.

One of our contract development partners is utilizing our steerable catheter as a part of their human clinical study for their AFib ablation technology.  Although their clinical study started in late 2004, they have not provided us with any specifics about the status of the study, or when they anticipate its completion.  Because the primary product being evaluated in this clinical study will require a PMA submission, it is unlikely we will realize any significant revenue from this particular customer until 2006.  As a result of successfully demonstrating the use of our product for this market segment using an animal model, we have received very strong interest from the leading Electrophysiology companies to distribute our product for both the AFib ablation, as well as general purpose use in other electrophysiology procedures.  We are actively pursuing these opportunities and expect to finalize an agreement with an appropriate partner in the second quarter.

In the case of the Carotid Artery Stenting market, our steerable catheter can provide more efficient access to the Carotid Artery branches when the arteries have a sharp angle off the aorta.  These types of difficult anatomies occur in roughly 50% of the candidates for a Carotid Artery stent.  Our steerable catheters enable the treating physician to turn the tip of the catheter acutely back on itself, thus directing the catheter lumen up the carotid arteries. The physician can then either deliver a guidewire, or another catheter into the artery.  One company has a stent that is approved for Carotid Arteries, and three other companies have either completed their human trials or are in the midst of their trials.  It is estimated that there will be approximately 29,000 Carotid Artery stents placed in 2005 with the number growing to over 100,000 in 2007. We have begun discussions with a number of high profile companies about the distribution of our steerable catheters for this market segment.  We expect to have a distribution partner chosen by the end of the year.

Late in 2004, we submitted our 510(k) documentation for the steerable catheter to the FDA.  We have received two requests for additional information on the performance of the product for the fields of use we included in the submission.  Last week we provided our final response to the FDA’s questions, and the early indication is that we have answered all their questions.

Lastly, we have recently completed work on two additional contract developed steerable catheters for applications other than AFib and Carotid Artery Stenting.  One of the companies has started their clinical trial using our steerable catheter to deliver their product.  Because the primary therapeutic product will require a PMA submission, it is likely that we will not see any significant revenue from this customer until 2006.  The second company is scheduled to start a clinical evaluation within the next 90 days, but because this product is capable of receiving 510(k) market clearance, we are hopeful that we will see more significant revenue from this product later this year or early in 2006.  I’ll now turn the presentation over to Jim Mellor.

Thanks Mark.  Our history on the Myopore Rx PMA submission with the FDA began in April 2004, when we met with the FDA to determine the regulatory pathway for this product.  As you may recall, we received a determination from the FDA that this product would be considered a Paper PMA, requiring an approved GMP animal study combined with a review of the clinical literature.  By adhering to these determination guidelines, we submitted the first complete PMA application in August 2004.  In early December 2004, we received a non-approvable letter from the FDA with the major deficiencies citing the results of the animal study as “not meeting the expectations of the FDA” (even though the study results met the study objectives) and “the clinical literature review provided lacked “robustness”.  In early January 2005, we again met with the FDA to review updated animal study data, more retrospective clinical information, and a draft of the clinical section for the instructions for use.  In early March, after repeated attempts to reach the FDA, they informed us that what we had provided in January was not sufficient for approval.   Most recently we met with the FDA in Washington on Monday, April 11th 2005.  These meetings were held to discuss our proposal for collecting prospective human clinical data on our steroid epicardial lead and to review administrative issues surrounding our PMA submission.  Because of the magnitude of the human clinical study suggested by the FDA, it is most unlikely that we could accommodate its request due to the cost and time required to conduct such a study.  We are therefore exploring other alternatives, including the FDA appeal process, in evaluating our next course of action.

As you recall, we have received CE Mark approval for the first of our steroid epicardial leads and these leads have been shipped to our OEM partner for immediate commercial availability in Europe.  We also expect CE Mark approval for our second Myopore Rx customer within the next 4-6 weeks and hope to commence shipments in the second quarter.

The first human use of our novel epicardial lead implant tool, the Fastac Flex, will occur next Monday, April 25th, with full release for sale in the U.S. on April 29th.  We expect to be approved for sale in Europe early in the third quarter of this year.

The second annual Heart Rhythm Society meeting (formerly NASPE) will be held in New Orleans, May 4th-7th.  This conference attracts electrophysiologists, cardiologists and surgeons from around the world and therefore includes sales exhibits from Enpath Medical and all of our cardiac rhythm management customers.  We will be using this opportunity to promote 1) the availability of our steroid epicardial lead in Europe, 2) the U.S. commercial release of the FasTac Flex, and 3) the expected 510(k) approval and U.S. release of the steerable transseptal sheath, the first product in a line of advanced delivery systems.  In addition, the steerable sheath will be part of a physician “hands-on” course sponsored by the Heart Rhythm Society.  As always, we will be soliciting feedback from physicians on our products under development.

The neuromodulation market continues to attract interest from many of the major medical device companies since it seems to be reminiscent of the cardiac rhythm management market 25 years ago in terms of the technology becoming more sophisticated; the underpenetration of sizeable, clinical populations; and the high growth potential fostered by many other untapped clinical applications.  The market for neurostimulation systems was estimated to be close to $1 billion in 2004.  With growth anticipated to approximate 20% per year, this market is expected to reach $1.7 billion by 2007.  Enpath Medical has been developing and manufacturing leads for the neuromodulation market for some time.  Within the last year, the Lead Technologies group has been working with a number of companies in the neuromodulation market to develop leads for gastric stimulation (obesity), carotid stimulation (blood pressure), and deep brain stimulation (Parkinson’s disease).  At the same time, Enpath R&D engineers have also been developing their own proprietary lead for spinal cord stimulation (pain).  In our four-year strategic plan, our planned revenue for contract and proprietary neurostimulation leads should grow from 3% in 2004 to approximately 15% of our total revenue in 2008.

Thanks Mark and Jim for that update.

Within that framework, let me provide some guidance for the remainder of 2005.  We are in a challenging time from both a revenue and income perspective.  Our expected revenue gains for most of 2005 were built around the launch of the Myopore Rx lead and the FasTac Flex tool in the US in the first quarter.  The response from the FDA requesting human clinical data in order to approve the Myopore Rx was a complete turnabout from the dialogue we had with the agency throughout 2004.  Now, not only do we not have the benefit of sales from these products, we continue to incur significant consulting fees while we negotiate with the FDA and evaluate the options available to us.  If we sound a bit frustrated, we are.  We obviously set expectations for ourselves and for our shareholders and due to the FDA’s change in course regarding the Myopore Rx, those original expectations for 2005 will not be met.

We now expect sales in the second quarter to increase 8-10% over sales in the first quarter.  We also expect, with increased sales, and the elimination of a number of one time administrative expenses incurred in the first quarter, to break-even or show a slight profit in the second quarter.  If we are unable to market the Myopore Rx lead in the US in 2005, we would anticipate that 2005 sales will approximate or modestly exceed sales of $29.5 million that we achieved in 2004.  We would expect to be profitable in the third and fourth quarter at this revenue level.

While the near-term opportunities have become a bit clouded, we remain enthusiastic about the long-term growth prospects for our business.  As Jim and Mark have discussed we are performing development work that will allow us to participate in a number of rapidly growing markets including atrial fibrillation, carotid stenting, and neuro stimulation.  These markets are major growth opportunities in medical devices and we are well positioned to participate with the market leaders in delivering their therapies to address these issues.

Please be reminded that our annual shareholder meeting will take place at 3:45 PM on April 28 at the Radisson Plymouth Conference Center, just off I-494 and Highway 55.  We welcome the opportunity to meet any of you that can attend.   Our management team will be on hand to answer questions about our operations and we’ll have a full complement of our product line on display.

Our vision for our company is to be the leading innovator and provider of delivery systems and specialty stimulation leads to the medical device community.  We believe we will realize this vision because we are establishing an impressive cast of key opinion leaders in the physician community to fuel our pipeline of new products, we have the highest commitment to unparalleled customer service delivering quality products on time, and we have a highly dedicated and motivated workforce that is committed to building a very special and very successful organization.

Thank you for listening today.  Mark, Jim and I will answer any questions you may have.